Exhibit 99.1

The following supplemental information is filed pursuant to Regulation FD in conjunction with Independent Bank Corp.’s April 12, 2004 earnings conference call.

•	Earnings per share growth for 2004, excluding the impact of the acquisition of Falmouth Bancorp, Inc., is expected to be in the 4-7% range off of a base of $1.93 which represents analyst’s 2003 calculation of EPS.

•	The net interest margin is expected to continue to gradually decrease throughout the year to approximately 3.90%, of which 0.20% of this decrease can be attributed to the adoption of FASB Interpretation No. 46 Revised on March 31, 2004.

•	Expenditures incurred during the quarter ending March 31, 2004 associated with the Company’s business initiatives totaled $550,000, or approximately 2.5 cents per share. In addition, an incremental $200,000 has been spent on marketing and business development expenses, or approximately 1.0 cents per share. The Company anticipates incurring an additional $1.1 million related to these expenses during the remainder of 2004.

•	Total pension expense is anticipated to be approximately $1.8 million for the full year of 2004.

•	Loan and deposit targeted organic growth rate is 10% year over year.